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                                                                     EXHIBIT 3.3

             EIGHTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               NORIAN CORPORATION

     Brent R. Constantz and Steven E. Bochner certify that:

          1. They are the President and Assistant Secretary, respectively, of Norian Corporation.

          2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                       I

     The name of this corporation is Norian Corporation.

                                       II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     This corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this corporation shall have authority to issue is 75,000,000, and the total number of shares of Preferred Stock this corporation shall have authority to issue is 5,000,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Director originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

                                       IV

     Section 1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.
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     Section 3. Repeal or Modification.  Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

     3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of Shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the corporation is 687,357 shares of Common Stock, 612,865 shares of Series A Preferred, 1,254,688 shares of Series B Preferred, 333,333 shares of Series C Preferred and 6,480,553 shares of Series D Preferred. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock voting as a class, more than 50% of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred Stock, voting as separate classes, and not less than 66 2/3% of the outstanding Preferred Stock voting as a single class.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June   , 1996.

                                          --------------------------------------
                                          Brent R. Constantz,
                                          President

                                          --------------------------------------
                                          Steven E. Bochner,
                                          Assistant Secretary

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